LICENSE AGREEMENT

This License Agreement (the "Agreement") is entered into and made effective as of this _24th day of May 2005, (the "Effective Date") by and among **TRYON LABORATORIES, INC.**, a Delaware corporation ("Tryon"), **CORNERSTONE BIOPHARMA, LTD.**, an Anguilla company ("Cornerstone"), and **AURIGA LABORATORIES, INC.**, a Delaware corporation ("Auriga") collectively the "Parties."

BACKGROUND

1. WHEREAS, Fleming and Company Pharmaceuticals ("Fleming") is the owner of all right, title and interest in and to certain trademark rights and other rights in technology relating to the pharmaceutical product EXTENDRYL™ (the "Products");

2. WHEREAS, Fleming and Champion Pharmaceutical, Inc. ("Champion") previously entered into a License Agreement, dated August 27, 2004 (the "Champion-Fleming Agreement"), whereby Champion obtained certain rights and licenses from Fleming relating to the above-mentioned trademark and other rights;

3. WHEREAS, Pursuant to the terms of the Champion-Fleming Agreement, Champion sublicensed its rights in the Champion-Fleming Agreement to Tryon in a License Agreement dated October 1, 2004 (the "Champion-Tryon Agreement"), whereby Fleming was entitled to the same consideration from Tryon as it was entitled to under the Champion-Fleming Agreement;

4. WHEREAS, Pursuant to a December 15, 2004 agreement, Fleming sublicensed its rights in the above-mentioned trademark and other rights directly to Tryon (the "Tryon-Fleming Agreement"), in consideration for which Tryon will pay a fee to Champion, thereby terminating the Champion-Fleming Agreement.

5. WHEREAS, Pursuant to a January 1, 2005 agreement, Tryon sublicensed its rights in the above-mentioned trademark and other rights to Cornerstone in exchange for a royalty payable to Tryon, Champion and Fleming;

6. WHEREAS, Tryon, Auriga, and Champion entered into a reorganization transaction on April 15, 2005;

7. WHEREAS, Tryon, Auriga, Champion and Cornerstone wish to amend the terms of their relationship;

Now, in consideration of the above, Cornerstone, Tryon, Champion and Auriga desire to memorialize the terms of their arrangement.

TERMS AND CONDITIONS

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

1 **Definitions**. For purposes of this Agreement, the following terms will have the following meanings:

1.1 "Affiliates" means any corporation, partnership, or other entity controlling, controlled by, or under common control with (directly or indirectly) a party to this Agreement; "control" (including, with correlative meaning, the terms "control," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management, whether through the ownership of voting securities or by contract or otherwise.

1.2 "FDA" means the United States Food and Drug Administration.

1.3 "Licensed Rights" means trademark rights in EXTENDRYL™ and any proprietary information relating to formulations, the testing of formulations, sales and marketing information, historical financial data and regulatory information that relate directly to Fleming's products sold under the Extendryl mark.

1.4 "Products" means any product marketed and sold under the Extendryl™ mark or that is substantially similar in formulation to any of the Extendryl™ products sold by Fleming or Cornerstone, including any product line extensions.

1.5 "Net Sales" means total sales revenue of Products sold by any party or any of its Affiliates or sublicensees based on invoice price (i) less sales taxes, and other taxes or duties and (ii) less added shipping charges and (iii) less returns to the extent credit is given for such returns. In any case, where the price of a Product is not separately stated on an applicable invoice, Net Sales means the average selling price for such Products during the period covered by the royalty report. In any case where the Product is given away, sold or transferred to an Affiliate, or sold at a discount of greater than 25% from the average selling price to non-Affiliates for such Products during the year prior to the royalty report date, the Net Sales shall be based on the average selling price for such Products to non-Affiliates during such prior year.

1.6 "Sale" or "Selling" or other similar terms means "Net Sales" and any such Sale shall be deemed to occur at the date of shipment by the Parties.

2 **License Grant**

Effective as of October 1, 2005 (the "Effective Date of the License"), Auriga will be granted an exclusive, world-wide, perpetual license, including the right to grant sublicenses, subject to section 4 below, to use the Licensed Rights, and the goodwill associated therewith, in connection with the sale, marketing, and promotion of Products, subject to the terms and conditions contained herein under the terms set forth in Exhibit "A." Cornerstone's License

arising from the January 1, 2005 Agreement will be amended to reflect a modified royalty rate as set forth in Exhibit A. and will terminate on September 30, 2005 at midnight eastern standard time.

3 Consideration

3.1 Royalty. In consideration for the rights granted herein, Auriga, on behalf of itself and its Affiliates, will pay to Cornerstone royalties as set forth in Exhibit "A."

3.2 Assumption of Royalty Responsibility. In addition to any royalties due from Auriga to Cornerstone, Auriga, on behalf of itself and its Affiliates, will pay directly to Fleming, any royalties due them under the Tryon-Fleming Agreement on behalf of any party for sales occurring after October 1, 2005.

3.3 Payment and Reporting of Royalties. Auriga will pay royalties quarterly within 30 days after the end of each calendar quarter during the period for which any royalty payments may be due, and will be accompanied by a written report listing at a minimum the gross sales of Products sold by Auriga or its Affiliates during that calendar quarter, all credits applied to returned Product, the Net Sales on which royalties are due, and the royalty payment calculation for the applicable quarter. Cornerstone will continue to pay to Tryon all royalties due under the January 1, 2005 License Agreement through September 30, 2005 as set forth in Exhibit A.

3.3.1 Product Returns. Auriga shall be responsible for product returns bearing the Cornerstone label after the effective date with a maximum obligation of two-hundred thousand dollars ($200,000). Anything in excess of two-hundred thousand dollars shall be the obligation of Cornerstone.

3.3.2 Inventory. Auriga will purchase all remaining inventory from Cornerstone at Cornerstone's cost of goods.

3.4 Records, Inspections and Audits. The parties will maintain accurate records containing sufficient data from which royalty payments due to the parties under this Agreement may be calculated. The parties shall maintain those records for two years after the end of the calendar year to which those records relate. The parties will upon reasonable notice permit examination and/or audit of such records, at the requesting party's expense, by the requesting party or by the requesting party's designated third party accounting firm. All records disclosed during any such inspection or audit will be deemed confidential information under this Agreement, subject to Section 8 hereof. The parties will cause their Affiliates and any sublicensee to comply with the provisions of this paragraph in all respects.

3.5 Payment from Tryon to Champion. After July 1, 2005, Champion's right to receive royalties will terminate.

3.6 Payment Details.

All payments due from Cornerstone to Tryon shall be paid in United States Dollars and sent to the following address:

Auriga Laboratories, Inc.
Attn: Philip S. Pesin
27368 Via Industria, Suite 113
Temecula, CA 92590

All Payments due from Auriga to Cornerstone shall be paid in United States Dollars and sent to the following address:

Cornerstone BioPharma, Ltd.
Attn: Craig Collard
2000 Regency Parkway, Suite 255
Cary, NC 27511

4 **Sublicenses.** Subject to the prior written approval of Cornerstone, which approval shall not be unreasonably withheld, Auriga shall have the right to sublicense the Licensed Rights subject to the terms of this Agreement and provided that Auriga shall remain liable to Cornerstone for payment of royalties based on Net Sales of Products by Auriga and its sublicensee(s) pursuant to the terms of this Agreement.

5 **Price Increase.** Auriga agrees to take a price increase upon product transfer in an amount to be determined in good faith by the parties on all Extendryl Products. Cornerstone will not take a price increase.

6 **Cornerstone Obligations.** Upon request of Auriga, Cornerstone will provide Auriga with information relating to Extendryl™ product formulation, manufacture, and testing, customer lists, physician lists, and supplier lists, provided, however, that Cornerstone makes no representations or warranties with respect to the accuracy or completeness of such information or its fitness for any particular purpose, and provided further that Cornerstone shall have no obligations to manufacture any Extendryl™ products after the Effective Date of the License.

7 **Best Efforts and Representations of Auriga.** Auriga agrees to use its best efforts to promote and market Products during calendar year 2005 and during the remaining term of this Agreement, provided that Auriga shall be under no obligation to continue marketing and selling any or all Products beyond calendar year 2005 subject to the termination provisions in Section 10 below. Auriga agrees that each of the licensed Products and uses of the licensed Trademarks under this Agreement will comply in all respects with all applicable federal, state and local rules, regulation and other laws. Auriga agrees and warrants that it will use its best efforts to maintain the quality and integrity of the licensed trademark under this Agreement to preserve the goodwill established for such licensed trademark. Auriga, on behalf of its Affiliates, represents it has the capacity to enter into and perform its obligations under this Agreement.

8 **Warranties and Representations of Cornerstone.** Cornerstone warrants and represents as follows:

8.1 Cornerstone has all right, title and interest in and to the Licensed Rights, necessary and sufficient to grant the rights contemplated by this Agreement, such ownership, right, title and interest, free and clear of all encumbrances, liens and rights of third parties.

8.2 To the best of Cornerstone's knowledge, there is no third party using or infringing the Licensed Rights;

8.3 Cornerstone has not granted, conveyed, licensed or assigned any rights in the Licensed Rights to any third party.

8.4 To the best of Cornerstone's knowledge there are no legal, governmental or regulatory proceedings pending against or otherwise involving Cornerstone relating to any Licensed Rights.

8.5 Cornerstone will not launch a line extension prior to the effective date of this Agreement;

8.6 Cornerstone will use its best efforts to maintain sales levels consistent with sales volumes over the past 18 months as calculated on a quarterly basis.

9 Confidential Information

9.1 Nondisclosure. The parties agree to maintain the confidentiality of confidential information provided under this Agreement pursuant to the terms of the Confidential Information Non-Disclosure Agreement executed between the parties (the "CINDA").

9.2 Survival. The confidentiality provisions of this Section 9 and the CINDA will survive the termination of this Agreement and remain in full force and effect for a period of 5 years thereafter.

10 Term and Termination

10.1 Term. This Agreement shall extend indefinitely and until terminated for any of the following reasons:

10.1.1 Termination for Material Breach. Either party may terminate this Agreement upon a material breach of this Agreement by the other party; *provided, however* that the terminating party must first give the other party written notice, which notice must state the nature of the breach in reasonable detail and that the terminating party views such alleged Material Breach as a basis for terminating this Agreement under this Section and such other party must have failed to cure that alleged breach within 30 days after receipt of such notice. Material Breach shall include, but not be limited to, failure by Cornerstone to make royalty payments when due.

10.1.2 Termination for Insolvency. This Agreement may be terminated by either party, with termination effective immediately upon written notice to the opposite party if the opposite party makes an assignment for the benefit of its creditors, files a voluntary petition under federal or state bankruptcy or insolvency laws, a receiver or custodian is appointed for that party's business, or proceedings are instituted against that party under federal or state bankruptcy or insolvency laws that have not been stayed or dismissed within sixty (60) days. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code.

10.1.3 Termination for Failure to Market and Sell Products. Cornerstone shall have the right to terminate in the event that Auriga ceases operations or ceases to actively promote and sell any Products or has less than $100,000 in Net Sales of Products in each of 4 consecutive calendar quarters.

10.1.4 Effect of Termination. In the event that either party exercises the termination provisions of Section 10.1, the license granted to Auriga under Section 2 of this Agreement shall be terminated and rights will revert to prior agreement of January 1, 2005 between Tryon and Cornerstone.

11 Indemnifications and Insurance.

11.1 Indemnification of Cornerstone. Aurgia and/or its Affiliates shall indemnify and hold Cornerstone and its officers, directors, shareholders, agents and employees harmless against any and all liability, damage, loss, cost or expense, including reasonable attorneys' fees, resulting from any third party claim made or suit brought against Auriga or such persons to the extent such claim is caused by or arises out of (i) Auriga's or its Affiliates negligence or willful misconduct, (ii) Auriga's material breach of any terms of this Agreement, or (iii) the manufacturing, marketing, distribution, sale or use of the Products by Auriga or any third party, including any Product manufactured by Cornerstone but sold by Auriga or its Affiliate after the Effective Date of the License. Upon the filing of any such claim or suit, Cornerstone shall immediately notify Auriga thereof and shall permit Auriga at its cost to handle and control such claim or suit. Cornerstone shall have the right to participate in the defense of such claim or suit at its own expense. Notwithstanding anything else in this paragraph, Auriga shall have no indemnification obligation to the extent any claim arises out of the gross negligence or willful misconduct of Cornerstone.

11.2 Indemnification of Auriga. Cornerstone shall indemnify and hold Auriga and its officers, directors, shareholders, agents and employees harmless against any and all liability, damage, loss, cost or expense, including reasonable attorneys' fees, resulting from any third party claim made or suit brought against Auriga or such persons to the extent such claim is caused by or arises out of (i) Cornerstone's negligence or willful misconduct, (ii) Cornerstone's material breach of any terms of this Agreement, or (iii) Cornerstone's manufacturing, marketing, distribution, sale or use of any Extendryl product(s), except for products manufactured by Auriga and sold by Auriga or its Affiliate after the Effective Date of the License. Upon the filing of any such claim or suit, Auriga shall immediately notify Cornerstone thereof and shall permit Cornerstone at its cost to handle and control such claim

or suit. Auriga shall have the right to participate in the defense of such claim or suit at its own expense. Notwithstanding anything else in this paragraph, Cornerstone shall have no indemnification obligation to the extent any claim arises out of the gross negligence or willful misconduct of Auriga.

11.3 Insurance. Auriga shall maintain general commercial liability, including products liability, insurance with a limit of no less than 5 million dollars in the aggregate. During the term of this Agreement, Cornerstone shall be named as an additional insured on Auriga's policy for any and all claims arising from the Products or this Agreement. A certificate of insurance, a copy of which shall be forwarded to Cornerstone, shall evidence such insurance. The policy will not be cancelled or altered so as to reduce coverage unless and until Cornerstone shall have received thirty (30) days written notice.

12 General

12.1 Relationship of the Parties. The parties agree that each is acting as an independent contractor with respect to the other and nothing contained in this Agreement is intended, or is to be construed, to constitute a partnership or joint venture or agency relationship. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking.

Notices. Any notice or other communication hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier (with receipt confirmed), by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or upon receipt if sent by certified mail, return receipt requested, as follows (or to such other persons and/or addresses as may be specified in writing to the other party hereto):

If to TRYON:	Tryon Laboratories, Inc. 27368 Via Industria, Suite 113 Temecula, CA 92590 Attn: Philip S. Pesin Fax: (951) 719-1139
If to AURIGA	Auriga Laboratories, Inc. 27368 Via Industria, Suite 113 Temecula, CA 92590 Attn: Glynn Wilson Fax (951) 719-1139
If to CORNERSTONE:	Cornerstone Biopharma, Ltd. 2000 Regency Parkway, Suite 255 Cary, NC 27511 Attn: Craig Collard Fax: (919) 678-6599

12.2 Successors and Assigns. The terms and provisions of this Agreement are assignable by and shall inure to the benefit of, and be binding upon each party and their respective successors, assigns, heirs and personal representatives.

12.3 Amendment. No amendment or modification of this Agreement will be binding unless it is in a writing, which states that it is an amendment to this Agreement, and is signed by both parties to this Agreement.

12.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the choice of law principles of any jurisdiction.

12.5 Waiver of Breach. The waiver or failure of either party to enforce the terms of this Agreement in one instance will not constitute a waiver of that party's rights under this Agreement with respect to other violations. No waiver of any of the terms of this Agreement will be binding unless it is in writing and signed by the party granting the waiver.

12.6 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible; *provided, however,* that nothing herein shall be construed so as to defeat the overall intention of the parties.

12.7 Survival. The provisions of Sections 3, 9, 11, and 12, and any other provision which by its terms is intended to survive the termination of this Agreement will survive the termination of this Agreement and remain in full force and effect thereafter.

12.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

12.9 Entire Agreement and Cancellation of Previous Agreements. This Agreement, together with all documents referred to herein (including the CINDA) and all exhibits and schedules attached hereto or thereto, contains the entire agreement and understanding of the parties, and supersedes any prior agreements or understandings between the parties with respect to the subject matter of this Agreement.

12.10 Remedies. The parties agree, that in addition to any other relief afforded under the terms of this Agreement or by law, each party has the right to enforce this Agreement by injunction issued against the other party, it being understood that both damages and an injunction will be proper modes of relief and are not to be considered as alternative remedies.

12.11 Reversion. If Auriga files a petition in bankruptcy or insolvency or similar action, then product rights will revert to original license agreement between Tryon and Cornerstone dated January 1, 2005

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CORNERSTONE BIOPHARMA, LTD.	AURIGA LABORATORIES, INC.
By: ________________________	By: ________________________
CRAIG COLLARD PRESIDENT AND CEO	GLYNN WILSON PRESIDENT

12.11 Reversion. If Auriga files a petition in bankruptcy or insolvency or similar action, then product rights will revert to original license agreement between Tryon and Cornerstone dated January 1, 2005

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CORNERSTONE BIOPHARMA, LTD. **AURIGA LABORATORIES, INC.**

By: ______________________ By: ______________________

CRAIG COLLARD
PRESIDENT AND CEO

GLYNN WILSON
PRESIDENT